EXHIBIT a(1)(iv)
OFFER TO PURCHASE FOR CASH
up to
29,648,400 Common Shares of
FAIRMONT HOTELS & RESORTS INC.
for
U.S.$40.00 per Share
by
ICAHN PARTNERS LP and ICAHN PARTNERS MASTER FUND LP
THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 8:00 P.M. (TORONTO TIME) ON
FEBRUARY 7, 2006 (THE “EXPIRY TIME”) UNLESS EXTENDED OR WITHDRAWN.
December 9, 2005
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
     Icahn Partners LP, a limited partnership governed by the laws of Delaware, and Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands (collectively, “Icahn” or the “Offeror”), are offering (the “Offer”) to purchase up to 29,648,400 Common Shares (the “Fairmont Shares”) of Fairmont Hotels & Resorts Inc. (“Fairmont”) at a purchase price of U.S.$40.00 per Fairmont Share, together with any associated rights to purchase Fairmont Shares under the Fairmont shareholder rights plan (the “Rights”) upon the terms and subject to the conditions set forth in the Offer to Purchase and Circular, dated December 9, 2005, and the related Letter of Acceptance and Transmittal (which, together with any amendments or supplements thereto, collectively, constitute the “Offering Materials”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Fairmont Shares in your name or in the name of your nominee. Capitalized terms used but not defined in this letter have the meanings set forth in the Offering Materials.
     The Offer is subject to certain conditions, including, without limitation, there being validly deposited under the Offer and not withdrawn, at the Expiry Time, not less than 18,112,400 Fairmont Shares. The conditions of the Offer are set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer”. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take up and pay for any Fairmont Shares or Rights deposited under the Offer unless each of the conditions to the Offer is satisfied or waived by the Offeror prior to the Expiry Time.

Enclosed herewith for your information and for forwarding to your clients are copies of the following materials:
1.	Offer to Purchase and Circular dated December 9, 2005;

2.	Letter of Acceptance and Transmittal to be used by Shareholders accepting the Offer and depositing Fairmont Shares and any associated Rights, or a facsimile thereof may be used;

3.	Notice of Guaranteed Delivery to be used by Shareholders accepting the Offer if Fairmont Share and/or Rights certificates are not immediately available, if such certificates and all other required documents cannot be delivered to the Depositary or the U.S. Forwarding Agent by the Expiry Time or if the procedures for book-entry transfer cannot be completed on a timely basis, or a facsimile thereof may be used;

4.	A printed form of letter that may be sent to your clients for whose accounts you hold Fairmont Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	A return envelope addressed to the Depositary.
     In order to participate in the Offer, (i) a duly executed and properly completed Letter of Acceptance and Transmittal and any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Fairmont Shares and/or Rights, and any other required documents should be sent to the Depositary or the U.S. Forwarding Agent and (ii) certificates representing the deposited Fairmont Shares and/or Rights should be delivered to the Depositary or the U.S. Forwarding Agent, or such Fairmont Shares and/or Rights should be deposited by book-entry transfer into the Depositary’s account, no later than the Expiry Time, all in accordance with the instructions set forth in the Offering Materials.
     If Shareholders wish to deposit Fairmont Shares and/or Rights, but it is impracticable for them to forward their certificates or other required documents to the Depositary or the U.S. Forwarding Agent no later than the Expiry Time, or to comply with the book-entry transfer procedures on a timely basis, a deposit may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.
     The Offeror will not pay any fees or commissions to any broker or dealer or other Person (other than the Depositary, the U.S. Forwarding Agent and the Information Agent) for soliciting deposits of Fairmont Shares and/or Rights pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.
WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 8:00 P.M. (TORONTO TIME) ON FEBRUARY 7, 2006, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

Any inquiries you may have with respect to the Offer or requests for additional copies of the enclosed materials may be directed to the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective offices shown on the last page of the Offer to Purchase and Circular. Additional copies of the enclosed materials will be provided without charge upon request.
Very truly yours,

Icahn Partners LP	Icahn Partners Master Fund LP
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED MATERIALS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE OFFEROR, THE DEPOSITARY, THE U.S. FORWARDING AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY MATERIALS OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.